DEVELOPMENT AGREEMENT

This Agreement (the "Agreement"), dated as of April 21, 2006 (the "Effective Date"), is between In-Q-Tel, Inc., a Delaware corporation ("In-Q-Tel") and Infobionics, Inc., a Minnesota corporation ("Developer").

1. Services, Deliverables, and Schedule

Developer shall perform the services ("Services") and provide the deliverables ("Deliverables") specified in the Statement of Work (attached as Exhibit 1), in accordance with the schedule set forth in the Statement of Work. Exhibit 1 is hereby incorporated into the Agreement.

2. Payments

a. Generally. This is a Firm Fixed Price Agreement (including all out-of-pocket costs and expenses of Developer in connection with this Agreement (except as set forth in Section 2.b.) and all third party licenses required to deliver the Deliverables). Developer shall receive payments in the amounts and at the times specified in the Statement of Work, and shall submit invoices as provided in Exhibit 2 (Invoice Procedure). Exhibit 2 is hereby incorporated into the Agreement.

b. Expenses. No out-of-pocket travel or other costs and expenses shall be charged to In-Q-Tel unless they are authorized by In-Q-Tel in advance of Developer incurring such costs or expenses. To be reimbursed for such costs and expenses, Developer shall submit invoices therefor as provided in Exhibit 2 and attach original receipts for costs and expenses of twenty-five dollars ($25.00) or more.

c. Payment Adjustments for Changes in Firm Fixed Price Work. (1) Developer's payments shall be adjusted to reflect the cost impact of any agreed-upon changes in the scope of work; and (2) any such changes in the scope of work and any associated payment adjustment shall be set forth in a written modification to the Agreement signed by both parties. If Developer believes that it has been requested by any In-Q-Tel representative to perform work that exceeds the Agreement's existing scope, it shall immediately bring this to In-Q-Tel's attention through a written notice delivered to the In-Q-Tel representatives designated to receive notices in Exhibit 4 to the Agreement. Developer shall perform such work if (but only if) directed to do so in writing by one of the In-Q-Tel representatives listed in Exhibit 4, and if Developer is directed to perform any work subsequently determined to be out of scope, its payments shall be adjusted to reflect the cost impact of that work. Exhibit 4 is hereby incorporated into the Agreement.

3. Personnel

a. At no time shall In-Q-Tel be deemed to be the employer of Developer's employees or employees of its contractors.

b. Developer shall provide In-Q-Tel with advance written notice of the names, citizenship, date and place of birth, and addresses of any foreign nationals (whether employees of Developer, its contractors or otherwise and including persons with dual citizenship) who perform any service with respect to the Statement of Work.

4. Security Requirements

If at any time Developer's solution is to be installed or hosted on a Specified Agency (defined in Section 5.c. below) system, the relevant Specified Agency must have adequate assurance that Developer's solution does not contain vulnerabilities such as viruses, Trojan horses, trap doors,

or other similar malicious instruction or techniques. To provide this assurance, Developer must: (1) permit an employee or representative of such Specified Agency access to source code that is [*] (subject to a nondisclosure agreement, acceptable to Developer, that prohibits disclosure of the source code and limits the use of the source code to testing for vulnerabilities); or (2) adopt any alternative approach that is specifically approved by the relevant Specified Agency. Any proposal for such an alternative approach may be negotiated directly with the Specified Agency and shall be submitted in writing by the date specified by such Specified Agency. -

5. Intellectual Property

a. Ownership. As between In-Q-Tel and Developer, all patent, copyright, trade secret and other proprietary rights with respect to any designs, specifications, documentation, computer software, reports, training materials, inventions, discoveries and other items ("Intellectual Property") created, conceived or reduced to practice ("Developed") by or on behalf of Developer during the performance of the Agreement shall be owned by Developer, and any Intellectual Property Developed by or on behalf of In-Q-Tel (other than work Developed for In-Q-Tel by Developer pursuant to the Agreement) in the performance of the Agreement shall be owned by In-Q-Tel. For purposes of this clause, Intellectual Property Developed "by or on behalf of Developer" means Intellectual Property Developed by Developer or its contractors or consultants.

b. In-Q-Tel License Rights. Developer hereby grants to In-Q-Tel a worldwide, perpetual, royalty-free, nonexclusive, nontransferable (except to a successor entity) license to (i) use, reproduce (subject to the limitations of the licenses granted herein), create applications based on, perform and display the Deliverables (defined below) (a) for In-Q-Tel's internal noncommercial purposes, (b) for evaluation and testing purposes, (c) for purposes of designing, developing, and delivering solutions for the United States Government, which may include combining or integrating Deliverables with other technologies for such purposes (it being understood that to the extent that any such solution embodies Deliverables, use thereof shall be subject to the limitations of the licenses granted herein), and (d) for purposes of demonstrating Deliverables and such solutions to third parties. Subject to the provisions of Section 6, in exercising such rights, In-Q-Tel may distribute and disclose Deliverables to In-Q-Tel's contractors or consultants and authorize such contractors or consultants to take the actions set forth in clause (i) above on behalf of In-Q-Tel; and reproduce Deliverables (including any modifications and derivative works thereof) and distribute and disclose such Deliverables to the Specified Agencies, and its contractors or consultants.

The license granted to In-Q-Tel in software Deliverables under this Section 5.b. shall permit it to use such software on one development server and one production server only, and each such server may have no more than four (4) central processing units ("CPUs"). With respect to each such server the license shall be limited to five (5) concurrent users. For the avoidance of doubt, permission for such five (5) concurrent users to use such software is limited to software Deliverables hereunder, and shall not increase the number of concurrent users permitted under any other license of such software.

c. Rights of the Specified Agencies. Developer hereby grants to each of the Central Intelligence Agency, National Geospatial-Intelligence Agency and the National Security Agency (each, a "Specified Agency" and collectively, the "Specified Agencies") a worldwide, perpetual, royalty-free, nonexclusive, nontransferable (except to successor entities) license to (i) use, reproduce (subject to the limitations of the licenses granted herein), create applications based on, perform and display Deliverables (defined below)

and (ii) distribute and disclose Deliverables to their contractors, consultants, and authorized users to take the actions set forth in clause (i) above on behalf of the Specified Agencies (or successor entities). The license granted to each of the Specified Agencies in software Deliverables under this Section 5.c. shall permit it to use the software [*]. With respect to each such server the license shall be limited as follows:

(i) CIA- 45 concurrent users
(ii) CIA- 5 concurrent users for the demonstration server only
(iii) NGA- 15 concurrent users
(iv) NSA- 40 concurrent users

For the avoidance of doubt, permission for such concurrent users to use such software is limited to software Deliverables hereunder, and shall not increase the number of concurrent users permitted under any other license of such software.

For the purpose of this Agreement, whenever rights are granted to a Specified Agency, such rights extend to any information technology system that is currently or subsequently owned or procured by or for such Specified Agency and that is operated solely by authorized users, irrespective of the geographic location of the information technology system and irrespective of the methodology utilized for information technology network connectivity. For the purpose of this Agreement, "authorized users" include a Specified Agency's staff employees and may include other non-staff individuals who are specifically authorized to conduct official business on a Specified Agency's behalf.

d. In-Q-Tel, the Specified Agencies, and their respective contractors and consultants shall not disassemble, decompile or otherwise reverse engineer the Deliverables provided pursuant to this Agreement, nor use such Deliverables for service bureau use.

e. "Deliverables". For the purpose of this Section 5, the term "Deliverables" means computer programs, computer databases, documentation and other recorded information delivered to In-Q-Tel and/or the Specified Agencies pursuant to the Agreement and any other deliverables specified in the Statement of Work.

f. Patents. Developer grants the United States Government ("Government") the rights and licenses specified in Exhibit 3. Exhibit 3 is hereby incorporated into the Agreement.

g. Rights of the Government. Developer hereby grants the Government an option to acquire licenses with respect to Deliverables, or any commercial products distributed by Developer that are derived from or substantially similar to Deliverables, on commercially reasonable terms, including price terms, that are no less favorable to the Government than the terms offered by Developer to any other customer acquiring such licenses, Deliverables or products under comparable circumstances.

h. Marking of Deliverables. Developer shall prominently place the following notice on all Deliverables: "Use, reproduction, or disclosure is subject to restrictions set forth in Government Contract Number [*] and Sub Contract No. Infobionics 01".

i. Third Party IP. Developer represents and warrants that, as of the Effective Date, no third party software or intellectual property is incorporated in its existing software that provides the base for the Deliverables. The inclusion of any third party software or intellectual property in the Deliverables pursuant to the Statement of Work shall be subject to In-Q-Tel's prior approval. Developer shall secure the license rights set forth in Section 5 with

respect to such software and intellectual property, with no inconsistent terms and conditions except as approved by In-Q-Tel.

j. Precedence of Intellectual Property Clause. Nothing elsewhere in the Agreement shall be construed to modify or limit either party's rights (or the rights of the Specified Agencies or the Government) under this Section 5 of the Agreement.

6. Proprietary Information

a. The term "Proprietary Information" means information relating to a party's research, development, trade secrets or business affairs that the party treats as confidential and that: (1) is marked "Proprietary Information" if disclosed in writing (including electronically); or (2) is identified as "Proprietary Information" prior to oral disclosure and reduced to writing, marked as "Proprietary Information," and delivered to the other party within thirty (30) days of the oral disclosure. The term "Receiving Party" means a party that receives Proprietary Information of the other party (the "Disclosing Party").

b. (i) Developer shall not use In-Q-Tel's Proprietary Information for any purpose unrelated to the Agreement and shall limit disclosure of In-Q-Tel's Proprietary Information to those of its employees, contractors, and consultants with a need to know (as determined by Developer) such Proprietary Information, subject to obligations at least as stringent as those applicable to Developer under this Section 6.

(ii) In-Q-Tel shall not use Developer's Proprietary Information for any purpose unrelated to the Agreement and shall limit disclosure of Developer's Proprietary Information to those of its employees, contractors, and consultants with a need to know (as determined by In-Q-Tel) such Proprietary Information subject to, for In-Q-Tel's contractors and consultants, a nondisclosure obligation in In-Q-Tel's standard form. In-Q-Tel may disclose Developer's Proprietary Information to the Specified Agencies and their contractors and consultants.

c. Each party shall protect the other party's Proprietary Information by using the same degree of care (but no less than a reasonable degree of care) that it uses to protect its own Proprietary Information. The obligations imposed by this section shall not apply to any Proprietary Information that: (1) is or becomes publicly known through no fault of the Receiving Party; (2) is developed independently by the Receiving Party prior to the date of disclosure; or (3) is rightfully obtained by the Receiving Party from a third party entitled to disclose the information without confidentiality restrictions. A Receiving Party also may disclose Proprietary Information to the extent required by a court or other governmental authority, provided that the Receiving Party promptly notifies the Disclosing Party of the disclosure requirement and cooperates with the Disclosing Party (at the latter's expense and at its request) to resist or limit the disclosure.

d. Except as may be required by law (including without limitation, federal or state securities laws), Developer shall respect the confidentiality of, and shall not disclose, disseminate or publish the terms of the Agreement. In any case where Developer proposes to disclose the terms of the Agreement because disclosure is required by law, Developer shall provide In-Q-Tel with prior notice of the proposed disclosure and, in consultation with In-Q-Tel, shall undertake efforts to maintain the confidential nature of the Agreement, or appropriately redact portions thereof (and cooperate with In-Q-Tel in In-Q-Tel's actions to prevent disclosure).

e. Either party's breach of this clause would cause the other party irreparable injury for which it would not have an adequate remedy at law. The non-breaching party shall be

entitled to seek injunctive relief in a court of competent jurisdiction in addition to other legal or equitable remedies.

7. **Warranties**

a. Each party represents and warrants that it has the authority to enter into the Agreement.

b. Developer represents and warrants that the Services and Deliverables (including, if applicable, Third Party IP incorporated therein) will not infringe any patent, copyright, trade secret or other proprietary right of any third party or otherwise conflict with the rights of any third party.

c. Developer represents and warrants that Developer has the right to incorporate Third Party IP in Deliverables and to grant to In-Q-Tel and the Specified Agencies the rights contained in Section 5 hereof, respectively, to such Third Party IP incorporated in Deliverables. Developer also represents and warrants that neither In-Q-Tel nor the Specified Agencies requires further licenses to such Third Party IP incorporated in Deliverables.

d. THE EXPRESS WARRANTIES IN THE AGREEMENT SHALL BE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

8. **Indemnity**

a. Subject to the conditions in Section 8.b. below, Developer shall defend, indemnify and hold harmless In-Q-Tel and its directors, officers, agents and employees, and shall indemnify and hold harmless, but not defend, the Government, from and against all third-party claims, liabilities, suits, losses, damages and expenses, including costs and reasonable attorney's fees (collectively, "Claims"), relating to or resulting from: (1) any actual or alleged infringement of any patent, copyright, trade secret or other proprietary right of any third party, or other conflict with the rights of any third party, associated with its Services or Deliverables, including, but not limited to, a breach of the warranty in Sections 7.b. and 7.c.; (2) acts and omissions of Developer's employees, contractors, or consultants (collectively, "Agents") or the presence of such Agents at In-Q-Tel's facilities (except Claims resulting solely from In-Q-Tel's gross negligence or willful misconduct), including Claims resulting from injuries to such Agents or injuries, property damage, or loss of data caused by such Agents; (3) Developer's failure to comply with applicable laws and regulations or to obtain necessary licenses, permits or approvals; and (4) Developer's failure to perform obligations arising from its relationships with its Agents, including any Claims by its Agents and Claims by a taxing authority (collectively, "Developer Claims").

b. Indemnified parties shall have the right to exercise reasonable control over any litigation within the scope of this indemnity insofar as it concerns Developer Claims against them, including the right to select and retain counsel to represent them at Developer's expense. All indemnified parties shall cooperate to the extent reasonably necessary in the defense of any Developer Claim within the scope of this indemnity.

9. **Limitation of Liability**

EXCEPT IN CONNECTION WITH A CLAIM FOR INDEMNIFICATION PURSUANT TO THE AGREEMENT'S INDEMNITY CLAUSE, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INDIRECT, INCIDENTAL, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES. IN NO

EVENT SHALL IN-Q-TEL BE LIABLE TO DEVELOPER FOR ANY CLAIMS ARISING FROM THE ACTS OR OMISSIONS OF IN-Q-TEL'S CONTRACTORS AND CONSULTANTS, THE SPECIFIED AGENCIES AND THE SPECIFIED AGENCIES' CONTRACTORS AND CONSULTANTS.

10. Monitoring the Progress of Work; Cooperation

a. Monitoring Progress. In-Q-Tel and the Specified Agencies shall have access to Developer's premises and personnel, at reasonable times and with reasonable notice, for the purpose of monitoring the progress of work under the Agreement. Developer shall cooperate with In-Q-Tel and the Specified Agencies to ensure that In-Q-Tel and the Specified Agencies are fully apprised of the status of work and the progress made and problems encountered by Developer.

b. Cooperation. If a contractor or consultant retained by In-Q-Tel or the Specified Agencies will perform integration, testing, evaluation or similar functions involving Developer's work or the Deliverables, Developer agrees to cooperate fully with the contractor or consultant.

11. Termination

a. Termination for Default By Either Party. Either party may terminate the Agreement for default based on a material breach by the other party that is not cured within fourteen (14) days after written notice from the other party. The party terminating for default shall notify the other party in writing of the default termination, specifying the reasons for the termination.

b. Post-Termination Procedures. Promptly after any termination, Developer shall: (1) stop all work, except any activities specified by In-Q-Tel necessary for an orderly termination; and (2) furnish to In-Q-Tel all completed or uncompleted work requested by In-Q-Tel that would have been delivered to In-Q-Tel or incorporated or reflected in a deliverable if the Agreement had been fully performed (including property required to be transferred to In-Q-Tel under Section 13).

12. Publicity and Disclosure

a. Developer shall not, without In-Q-Tel's prior written approval: (1) publicize the existence or terms of the Agreement or any other aspect of the parties' relationship; or (2) use In-Q-Tel's name in press releases or promotional materials. Developer agrees not to make any public statement on the possible uses of the Deliverables without the prior written consent of In-Q-Tel.

b. If a news organization or other third party contacts Developer concerning In-Q-Tel or the Specified Agencies, Developer shall make no comment, but shall instead refer the third party to In-Q-Tel and promptly notify In-Q-Tel of the third party contact.

c. The parties agree to develop mutually agreeable press releases or other information about their relationship. The parties may use the information in such press releases and other information (and make presentations conveying substantially the same substance as such approved information) without requiring further consent of the parties. Nothing in the Agreement, however, shall limit or restrict In-Q-Tel's ability to brief or inform its

constituents, including but not limited to, the United States Congress, the CIA, and the Specified Agencies, on its activities, whether related to the Agreement or otherwise.

d. Developer shall provide to In-Q-Tel such marketing materials regarding Developer and Developer's technology and products when and as In-Q-Tel may reasonably request, including as may be specified in the Statement of Work ("Marketing Materials"). Developer hereby grants to In-Q-Tel a worldwide, perpetual, royalty-free, nonexclusive, nontransferable (except to a successor entity) license to use, reproduce, distribute, modify, create derivative works of, perform and display the Marketing Materials to promote Developer's technology and Deliverables to potential customers within the Government and their designees.

13. Property

"Property" means any tangible personal property acquired for the performance of the Agreement. Developer shall obtain In-Q-Tel's written approval prior to acquiring any item of property with an acquisition value exceeding fifty thousand dollars ($50,000). Title to such items of property (as well as items of property with an acquisition value below fifty thousand dollars ($50,000)) shall vest in Developer upon acquisition. Upon completion or termination of the Agreement, Developer shall transfer title to and physical custody of unconsumed items of property with an acquisition value exceeding fifty thousand dollars ($50,000) to In-Q-Tel unless the parties agree otherwise in writing. Developer shall not deny the benefit of property to any person in violation of 42 U.S.C. § 2000d.

14. Notification of Export License Applications

Developer shall provide In-Q-Tel with written notification and a copy of any export license application pertaining to technology developed directly under the Agreement as soon as possible but no later than the date of Developer's filing of such application. Developer shall comply with the requirements imposed by the Export Administration Act of 1979, 50 U.S.C. §§ 2401 et seq.; the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq.; the Arms Export Control Act, 22 U.S.C. §§ 2778 et seq., regulations promulgated thereunder, and Executive Orders issued as a result.

15. Audit Provision

This Audit Provision is applicable to this Agreement if the Agreement exceeds $50,000, and the Agreement: (1) is a cost-reimbursement, incentive, time-and-materials, labor-hour, or price-redeterminable type or any combination of these; or (2) requires cost or pricing data.

Developer shall maintain adequate records to account for all In-Q-Tel funding under the Agreement and to account for any Developer resources utilized to fulfill the Agreement's requirements. In-Q-Tel or the CIA or designees thereof shall have access and the right to examine any non-privileged and pertinent books, documents, papers and records of the Developer involving transactions related to the Agreement, and any IRS-required reports prepared by Developer. Developer shall advise In-Q-Tel or the CIA of any documents withheld as privileged, and shall provide relevant information substantiating a claim of privilege at In-Q-Tel's or the CIA's request. Developer's financial records are subject to examination or audit on behalf of In-Q-Tel or the CIA for a period not to exceed three (3) years after completion of the Agreement's performance.

16. General Terms and Conditions

a. Governing Law; Contract Interpretation. The Agreement shall be interpreted and enforced under the laws of the Commonwealth of Virginia, without regard to its conflict of law principles. The Agreement shall be construed without regard to the party or parties responsible for its preparation and shall be deemed to have been prepared jointly by the parties. All headings in the Agreement are included solely for convenient reference, and shall not affect its interpretation. The following sections or sub-sections of the Agreement shall remain in effect after its termination or completion: 4, 5, 6, 7, 8, 9, 11.b., 12, 13, 14, 15, 16.a. and 16.e. If any provision of the Agreement is determined by a court to be unenforceable as drafted, that provision shall be construed in a manner designed to effectuate its purpose to the greatest extent possible under applicable law, and the enforceability of other provisions shall not be affected.

b. Notices. All notices sent under the Agreement shall be in writing and: (1) hand delivered; (2) transmitted by fax or electronic mail, with a copy sent concurrently by certified mail, return receipt requested; or (3) delivered by prepaid overnight courier. Notices shall be sent to the representatives of the parties identified in Exhibit 4.

c. Relationship of the Parties. Nothing in the Agreement shall be construed as creating a partnership, joint venture or agency relationship between the parties, or as authorizing either party to act as agent for the other or to enter into contracts on behalf of the other.

d. Compliance with Laws. Developer shall comply with all laws applicable to the performance of the Agreement, including the Anti-Kickback Act (41 U.S.C. §§ 51-58) and the Byrd Amendment (31 U.S.C. § 1352). The Byrd Amendment requires the submission of the certification and disclosure discussed below as a prerequisite for making or entering into this Agreement. Any person who makes an expenditure prohibited under this provision or who fails to file or amend the disclosure form to be filed or amended by this provision, shall be subject to a civil penalty of not less than $10,000, and not more than $100,000, for each such failure.

Certification and Disclosure. Developer, by signing this Agreement, certifies to the best of its knowledge and belief that on or after December 23, 1989—

(i) No Federal appropriated funds have been paid or will be paid by or on behalf of Developer to any person for influencing or attempting to influence an officer or employee of In-Q-Tel, and officer or employee of any Federal agency, a Member of Congress, an officer or employee of Congress, or an employee of a Member of Congress on his or her behalf in connection with the awarding of any Federal contract, the making of any Federal grant, the making of any Federal loan, the entering into of any cooperative agreement, and the extension, continuation, renewal, amendment or modification of any Federal contract, grant, loan, or cooperative agreement;

(ii) If any funds other than Federal appropriated funds (including profit or fee received under a covered Federal transaction) have been paid, or will be paid, to any person for influencing or attempting to influence an officer or employee of In-Q-Tel, an officer or employee of any Federal agency, a Member of Congress, or an employee of a Member of Congress on his or her behalf in connection with this Agreement, Developer shall complete and submit OMB standard form LLL, Disclosure of Lobbying Activities, to In-Q-Tel.

e. Unauthorized Use of Name, Seal, and Initials. Developer shall not, except with the written permission of the relevant Specified Agency use any Specified Agency's name, initials or seal or any colorable imitation of such Specified Agency's name, initials or seal in connection with any merchandise, product, solicitation or commercial activity in an

manner reasonably calculated to convey the impression that such use is approved, endorsed or authorized by any of them.

f. Academic Institutions. Developer shall notify any academic institution that it proposes to use as a subcontractor that the work will be funded by the Intelligence Community.

g. Reservation of Rights. Except as specifically provided in the Agreement, the Agreement does not offer or grant to either party any rights or licenses under any present or future Intellectual Property of the other party, and neither party shall copy, distribute or disclose Intellectual Property of the other party without the other party's consent, remove, alter or obfuscate any copyright or other proprietary rights notices placed on or embedded in the other party's Intellectual Property, or fail to reproduce such notices on any copies it is authorized to make.

h. Assignment and Delegation. Neither party may assign any of its rights or delegate any of its duties under the Agreement to any third party without the prior written consent of the other, which shall not be withheld unreasonably; provided that the foregoing does not impose any restrictions on the assignment or other disposition of Intellectual Property rights beyond those specified in the Agreement's Intellectual Property clause. The parties agree that consent for the foregoing provision shall be deemed to have been granted if the party to whom consent has been requested does not respond with a written approval or rejection of consent within forty-five (45) days after receipt of a written request. An "assignment" by Developer shall include any transaction that results in a change of control of Developer, and a "delegation" by Developer shall include subcontracting by Developer or any of its contractors.

Developer shall obtain from its contractors all Deliverables, Intellectual Property, rights, and performance necessary to fulfill Developer's obligations to the Government and In-Q-Tel under the Agreement. Without limiting the foregoing, Developer shall include in its agreements with its subcontractors each of the following provisions of the Agreement (modified such that where the term "Developer" appears in such provisions there is a reference to the subcontractor in the subcontract): 4, 5.b, 5.c, 5.d, 5.e, 5.f, 12.a, 12.b, 13, 14, 15 (if Section 15 is applicable to this Agreement), 16.d and 16.e.

i. Agreement Modifications. The Agreement may be modified or amended only by a written agreement signed by both parties.

j. Entire Agreement. The Agreement, inclusive of all exhibits, constitutes the entire agreement between the parties concerning its subject matter and supersedes any prior agreements between the parties concerning the subject matter of the Agreement.

[SIGNATURE PAGE FOLLOWS]

The parties have caused this Development Agreement to be executed by their respective duly authorized officers as of the Effective Date.

IN-Q-TEL, INC.		INFOBIONICS	
By:	/s/ Scott G. Yancy	By:	/s/ John Bjelland
Name	Scott G. Yancy	Name:	John Bjelland
Title:	Senior Executive Officer and CFO	Title:	Chief Executive Officer

EXHIBIT 1

STATEMENT OF WORK

1. Introduction

Based on input from [*] In-Q-Tel is funding a work program to develop additional functionality in Infobionics' ("Developer") Cellular Database Management System (CDBM™). In addition, this work program will test the CDBMS™'s performance characteristics. The enhancements to be developed in the work program are improvements to the technology's cell structure which is analogous to a traditional database cell. The enhancements consist of the addition of attributes to link cells. [*]

Deliverables and Services

In accordance with this Statement of Work and the Development Agreement, Developer shall perform the services and deliver the deliverables set forth in this Section 2.

A. Deliverables.

All Deliverables shall be marked in accordance with Section 5.h. of the Development Agreement.

(i) **Link Cell Extensions Beta Release Design Document ("Design Document").** Developer shall deliver a document that describes the functional requirements, architecture, and design of the Link Cell Extensions Beta Release which includes the operating system specification, hardware, and any required 3rd party software. The functional requirements, architecture, and design described in the Design Document shall be consistent with the specifications and requirements for the Link Cell Extensions Beta Release, as applicable, set forth in this Statement of Work.

(ii) **Configuration Management Plan.** Developer shall deliver a configuration management plan that defines how it will control changes to the program code base. The configuration management plan shall include a description of: (a) the means used by engineers to make and document changes to each program module to avoid configuration conflicts and unidentified or undocumented changes to the code base; (b) how Developer tracks and corrects programming bugs and errors; and (c) backup and recovery procedures.

(iii) **Test Plan.**

(a) Performance Test Plan Developer shall deliver a test plan describing the tests and test environment that will be used by Developer to verify that the Performance Analysis and Performance Tests meet the specifications and requirements described in this Statement of Work

(b) Link Cell Extensions Beta Release Test Plan Developer shall deliver a test plan describing the tests and test environment that will be used by Developer to verify that the Link Cell Extensions Beta Release meets the specifications and requirements described in this Statement of Work and the Design Document.

(iv) Demonstrations, Test and Test Results.

(a) First Performance Analysis and Test Results: Developer shall perform tests on Developer's premises of the existing CDBMS™ software, prepared as necessary to be tested for performance in In-Q-Tel's lab. These performance tests are expected to be performed against [*], or more, both while the database contents are unchanged and while ingestion of [*] is occurring.

(b) Second Performance Analysis and Test Results: Developer shall support and train as necessary the personnel designated by In-Q-Tel to perform performance tests of the CDBMS software on In-Q-Tel's premises. The performance tests will be performed against [*], or more, both while the database contents are unchanged and while ingestion of [*] is occurring.

(c) Link Cell Extensions Beta Release Test Results For the Link Cell Extensions Beta Release, Developer shall deliver a test report that summarizes the results of the tests described in the Test Plan conducted by Developer. The report shall outline defect metrics, functionality results, and performance findings discovered during the testing of the Link Cell Extensions Beta Release.

(d) Link Cell Extensions Beta Release [*] Demonstration. Developer shall demonstrate that the Link Cell Extensions Beta Release supports the functional requirements of [*] as communicated to the Developer by In-Q-Tel. In addition, Developer shall provide such on-site support and training as necessary to enable personnel designated by In-Q-Tel to further explore the [*] related functionality of the Link Cell Extensions Beta Release.

(v) Software.

(a) Existing CDBMS™ Software Developer shall deliver the current version of the CDBMS™ software "as-is" with all accompanying demonstration capabilities, tools and user interfaces.

(b) Link Cell Extensions Beta Release Developer shall develop and deliver the CDMS software as enhanced to meet the following specifications and as specified in the Design Document (the "Link Cell Extensions Beta Release"):

- Runs on the Windows XP operating system, utilizes the Windows 2000 and Windows 2003 server operating systems
- Attributes, now found only in data cells added also to link cells

(c) Release 1.0 of CDBMS™. When it becomes available, Developer shall deliver Release 1.0 of CDBMS™, with all accompanying

demonstration capabilities, tools and user interfaces. Release 1.0 shall incorporate the Link Cell Extensions Beta Release developed under this Agreement.

(vi) Documentation. For each of the Software Deliverables, Developer shall deliver all files and instructions necessary for the configuration and operation of each deliverable.

(vii) Progress Reports. Developer shall deliver to In-Q-Tel, via e-mail, monthly progress reports that include: progress towards Deliverables and plans for the next period; description of Services performed and plans for the next period; description of technical issues pertinent to the Deliverables; disclosure of any potential risk to timely delivery of the Deliverables (as specified in the delivery schedule set forth in Section 3 of this Statement of Work); and identification of any "subject inventions" (as referenced in Exhibit 3 of the Development Agreement); and accounting of the Professional Services Hours (described below) spent during the applicable month as well as the Professional Services Hours remaining.

B. **Professional Services.** At the request of In-Q-Tel, Developer shall provide at a rate of $125/hour up to 600 hours of services ("Professional Services") as follows:

(i) **Installation Services.** At the request of In-Q-Tel, Developer shall provide administrative support and assistance to install, configure and ensure the Software Deliverables are properly configured, at In-Q-Tel and any Specified Agency locations.

(ii) **Training Services.** At the request of In-Q-Tel, Developer shall provide training to In-Q-Tel, and the personnel of the specified Agencies. "Training" shall mean onsite user training for the configuration and use of the Software Deliverables, on the dates designated by In-Q-Tel. Locations for such training shall be at In-Q-Tel's office or at a Specified Agency.

(iii) **Supplemental Professional Services.** At the request of In-Q-Tel, Developer shall provide support of the Link Cell Extensions Beta Release as well as for targeted, custom training, additional integration efforts or any other Infobionics-related task.

C. **Ongoing Maintenance & Support.** Developer shall provide, at no additional cost, Maintenance (as defined below) and Support (as defined below) to In-Q-Tel and the Specified Agencies for the Software Deliverables for a period of five (5) years from the Effective Date. "Maintenance" shall mean all software updates (including new versions (e.g. from 1.x to 2.0) new releases (e.g., from 1.1 to 1.2), patches, and bug fixes developed with respect to the Software Deliverables (collectively referred to herein as the "Maintenance Releases"). "Support" shall mean: (i) telephone support for the Deliverables and Maintenance Releases in accordance with Developer's standard telephone support practices provided to clients receiving such support for Developer's products; (ii) assistance to users with using the Deliverables. In-Q-Tel and the Specified Agencies will each designate a single contact person through which all Maintenance and Support requests and questions shall be coordinated between the parties, and Developer shall likewise designate a single contact person. Developer shall acknowledge receipt of a Maintenance and Support request within twenty-four (24) hours of transmittal by In-Q-Tel and the Specified Agencies and will include in its response an estimated schedule for delivering the required service or update.

In-Q-Tel and the Specified Agencies shall have the same rights in any Maintenance Release and any software or documentation resulting from the Professional Services as each has to the other Deliverables specified for each in the Development Agreement.

Delivery and Payment Schedule

A. **Payment Dates.** The total fee for the Deliverables and Services to be deliverd under this Statement of Work is up to $330,000, excluding any Support Hours. In-Q-Tel shall pay Developer $125,000 of such total fee within (3) days of the Effective Date. The remaining payments shall be made by In-Q-Tel in accordance with the dates specified in the table below and in accordance with and subject to Section 2 of the Development Agreement and Exhibit 2 attached thereto.

B. **Schedule**. Developer shall deliver to In-Q-Tel (and/or the Specified Agencies as In-Q-Tel may direct) the Deliverables and Services according to the following schedule.

Deliverable	Delivery Date	Invoiceable upon Deliverable Acceptance (where applicable)
Configuration Management Plan	15 days after the Effective Date	No payment
Existing CDBMS™ Software and Documentation; Performance Test Plan	30 days after the Effective Date	No payment
First Performance Analysis and Test Results	60 days after the Effective Date	$50,000
Second Performance Analysis and Test Results	On the dates specified by In-Q-Tel, within thirty (30) days from acceptance of the First Performance Analysis and Test Results.	$50,000
Link Cell Extensions Beta Release Design Document	30 days after the Effective Date	No payment
Link Cell Extensions Beta Release Test Plan	60 days after the Effective Date	No payment

Deliverable	Delivery Date	Invoiceable upon Deliverable Acceptance (where applicable)
Link Cell Extensions Beta Release Test Results;	120 days after the Effective Date	$50,000
Link Cell Extensions Beta Release		
Link Cell Extensions Beta Release [*] Demonstration	On the date(s) specified by In-Q-Tel, within 30 days from acceptance of the Link Cell Extensions Beta Release	$55,000
Release 1.0 of CDBMS™ and Documentation	When Release 1.0 becomes available	No payment
Progress Reports	No later than the 10th of each month for the preceding month	No payment

2. Acceptance

All Deliverables are subject to review and acceptance by In-Q-Tel. Each Deliverable shall be deemed to have been accepted by In-Q-Tel forty-five (45) days after In-Q-Tel's receipt of each such Deliverable, unless In-Q-Tel provides Developer with written notice (containing reasonable detail) of the defects in the Deliverable, including, without limitation, such Deliverable's failure to conform with the specifications and requirements set forth in this Statement of Work. Developer shall have twenty (20) business days following In-Q-Tel's notice of rejection in which to correct any defects in the Deliverable and to deliver a corrected Deliverable to In-Q-Tel for its review and acceptance as set forth above. In the event that In-Q-Tel does not accept such corrected Deliverable, In-Q-Tel may, in its sole discretion and in addition to any other available remedies: (a) extend the correction period and repeat the acceptance process set forth herein; (b) deem Developer's failure to deliver an acceptable Deliverable to be a default, and immediately terminate this Agreement for cause pursuant to Section 11.a of the Development Agreement, provided however, that In-Q-Tel need not provided Developer the cure period specified in Section 11.a.

3. Quality Assurance Statement

Developer will assure the quality of the Deliverables and the Services hereunder consistent with the requirements outlined in this Statement of Work.

[END OF EXHIBIT]

EXHIBIT 2

INVOICE PROCEDURE

Developer's invoices may be submitted upon satisfactory completion of the relevant milestone in the Statement of Work, and shall be paid within [*] of In-Q-Tel's receipt of a proper invoice. For invoiced items associated with delivery of Deliverable(s), the terms "satisfactory completion of the relevant milestone" shall include In-Q-Tel acceptance of such Deliverable(s) pursuant to Section 4 of the Statement of Work ("Acceptance Process").

Developer shall send invoices to:

Accounts Payable
In-Q-Tel, Inc.
2107 Wilson Blvd.
11th Floor
Arlington, VA 22201

Each invoice must contain the following information:

(i) Invoice number and invoice date;

(ii) Name and address of Developer and address for sending payment;

(iii) Agreement or purchase order number;

(iv) Contact person for questions; and

(v) Certification signed by Contracting Officer as follows:

"The services or goods being invoiced have been performed or delivered as required and conform in all respects with the Agreement's terms. The amount claimed for the services or goods being invoiced agrees with the established prices in the Agreement. Appropriate technical and financial representatives have authorized and reviewed, as necessary, this invoice for compliance with the Agreement. Any exceptions are as noted as below."

[END OF EXHIBIT]

EXHIBIT 3

GOVERNMENT PATENT RIGHTS

1. **Definitions**

The following terms shall have the meanings specified below. Any term not defined below shall have the meaning set forth in the Agreement.

"Government Purpose" means any activity in which the Government is a party, including cooperative agreements with international or multi-national defense organizations or sales or transfers by the Government to foreign governments or international organizations. Government Purposes include competitive procurement, but do not include the rights to practice a Subject Invention for commercial purposes or authorize others to do so.

"Invention" means any invention or discovery that is or may be patentable or otherwise protectable under Title 35 of the U.S. Code.

"Made," when used in relation to any Invention, means the conception or first actual reduction to practice of such Invention.

"Practical Application" means to manufacture a composition or product, to practice a process or method, or to operate a machine or system; and, in each case, under such conditions as to establish that the Invention is capable of being utilized and that its benefits are, to the extent permitted by law or Government regulations, available to the public on reasonable terms.

"Subject Invention" means any Invention conceived or first actually reduced to practice by or on behalf of Developer in the performance of work under the Agreement.

2. **Allocation of Principal Rights**

Developer may retain the entire right, title, and interest throughout the world to each Subject Invention subject to the provisions of this exhibit and 35 U.S.C. § 203. With respect to any Subject Invention in which Developer retains title, the Government shall have a nonexclusive, nontransferable, irrevocable, paid-up license to practice or have practiced for or on behalf of the Government the Subject Invention throughout the world for Government Purposes.

3. **Invention Disclosure, Election of Title, and Filing of Patent Applications**

3.1 Developer shall disclose each Subject Invention to In-Q-Tel in writing within [*] months after the inventor discloses it in writing to Developer's personnel responsible for patent matters. The disclosure shall identify the Agreement and the identity of the inventor(s), and shall be sufficiently complete in technical detail to convey a clear understanding of the Invention to the extent known at the time of the disclosure.

3.2 Developer will elect in writing whether or not to retain title to any Subject Invention by notifying In-Q-Tel within the shorter of the following periods: (1) [*] months of disclosure to In-Q-Tel; or (2) in any case where publication, sale, or public use has initiated the one (1) year statutory period wherein valid patent protection can still be obtained in the United States, [*] calendar days prior to the end of the statutory period. When it elects to retain title to a Subject Invention, Developer shall file its initial patent application prior to the end of any statutory period wherein valid patent protection can be obtained in the

United States, and shall thereafter file corresponding patent applications in other countries in which it wishes to retain title within reasonable times.

Certain provisions designated by [*] have been omitted based on a request for confidential treatment. The non-public provisions have been filed separately with the Commission.

4. **Conditions When the Government May Obtain Title**

Upon In-Q-Tel's written request, Developer shall convey title to any Subject Invention to the Government under any of the following conditions:

(a) If Developer elects not to retain title, or if Developer fails to disclose or elect title to the Subject Invention within the times specified in Section 3 of this exhibit and In-Q-Tel requests conveyance of title within ninety (90) days after it has advised the CIA of such a failure.

(b) In those countries in which Developer fails to file patent applications within the times specified in Section 3 of this exhibit; however, if Developer has filed a patent application in a country after the times specified in Section 3 but before In-Q-Tel requests conveyance of title, Developer shall continue to retain title in that country.

(c) In any country in which Developer decides not to continue the prosecution of any application for, to pay the maintenance fees on, or defend in reexamination or opposition proceedings on, a patent on a Subject Invention.

5. **Minimum Rights to Developer and Protection of Developer's Right to File**

Developer shall retain a nonexclusive, royalty-free license to practice or have practiced throughout the world each Subject Invention to which the Government obtains title. Developer's license extends to the domestic subsidiaries and affiliates, if any, of Developer within the corporate structure of which it is a part and includes the right to grant sublicenses of the same scope. Any transfer of the license requires CIA approval (except a transfer to the successor of that part of the business to which the Subject Invention pertains).

6. **Action to Protect the Government's Interest**

6.1 Developer agrees to execute or to have executed and promptly deliver to In-Q-Tel for delivery to the CIA all instruments necessary: (1) to establish or confirm the Government's rights in those Subject Inventions to which Developer elects to retain title; and (2) to convey title to the Government when requested under Section 4 of this exhibit and to enable the Government to obtain patent protection in that Subject Invention.

6.2 Developer shall: (1) require its technical employees to execute written agreements obligating them to disclose Subject Inventions, promptly and in writing, to Developer personnel responsible for administering patents; and (2) instruct employees, through suitable educational programs, on the importance of reporting inventions in sufficient time to permit the filing of patent applications prior to United States or foreign statutory bars.

6.3 Developer shall notify In-Q-Tel of any decisions not to continue the prosecution of a patent application, pay maintenance fees, or defend in a reexamination or opposition proceedings on a patent, in any country, not less than [*] calendar days before the expiration of the response period required by the relevant patent office.

6.4 Developer shall include, within the specification of any United States patent application and any patent issuing thereon covering a Subject Invention, the following statement: "This invention was made with Government support under Contract No.

[*] awarded by the Central Intelligence Agency. The Government has certain rights in the invention."

7. **Subcontracting**

Developer shall include in its agreements with subcontractors and employees provisions sufficient to obtain for the Government the rights granted to the Government in this exhibit.

8. **Reporting on Utilization of Subject Inventions**

At In-Q-Tel's request, Developer shall submit annual reports, in a mutually agreeable form, on the utilization of a Subject Invention or on efforts at obtaining such utilization that are being made by Developer or its licensees or assignees. Developer shall also submit any additional reports CIA may request in connection with any march-in proceedings under Section 10 of this exhibit. As required by 35 U.S.C. § 202 (c)(5), CIA shall not disclose such information to persons outside the Government without Developer's permission.

9. **Preference for United States Industry**

Neither Developer nor any assignee shall grant any person the exclusive right to use or sell any Subject Invention in the United States or Canada unless such person agrees that any product embodying the Subject Invention or produced through the use of the Subject Invention shall be manufactured substantially in the United States or Canada. The CIA may waive this requirement in individual cases if Developer shows that reasonable but unsuccessful efforts have been made to grant licenses on similar terms to potential licensees that would be likely to manufacture substantially in the United States or Canada or that, under the circumstances, domestic manufacture is not commercially feasible.

10. **March-in Rights**

When Developer holds title to a Subject Invention, the CIA has the right, in accordance with the procedures in 37 CFR 401.6 and any supplemental CIA regulations, to require Developer or its assignee or exclusive licensee to grant a nonexclusive license to a responsible applicant or applicants upon reasonable terms (and to grant such a license itself if Developer or its assignee or exclusive licensee refuse to do so) upon determining that such action is necessary: (1) because Developer or its assignee has not taken, or is not expected to take within a reasonable time, effective steps to achieve Practical Application of the Subject Invention within such field of use; (2) to alleviate health or safety needs that are not reasonably satisfied by Developer, its assignee or their licensees; (3) to meet requirements for public use specified by federal regulations that are not reasonably satisfied by Developer, its assignee or their licensees; or (4) because of a violation of Section 9 of this exhibit.

11. **Special Provisions Applicable To Nonprofit Organizations**

If Developer is a nonprofit organization, Developer agrees to comply with the requirements set forth in section 52.227-11(k) of the Federal Acquisition Regulation (48 CFR 52.227-11(k)).

[END OF EXHIBIT]

EXHIBIT 4

REPRESENTATIVES OF THE PARTIES TO RECEIVE NOTICES

In-Q-Tel's Representatives:

Vice President, Technology
In-Q-Tel, Inc.
2107 Wilson Blvd., 11th Floor
Arlington, VA 22201
Phone: 703-248-3000
Fax: 703-248-3001
Email: Technology@In-Q-Tel.org

with a copy to:

Senior Executive Officer and CFO
In-Q-Tel, Inc.
2107 Wilson Blvd., 11th Floor
Arlington, VA 22201
Phone: 703-248-3000
Fax: 703-248-3038
Email: Finance@In-Q-Tel.org

General Counsel
In-Q-Tel, Inc.
2107 Wilson Blvd., 11th Floor
Arlington, VA 22201
Phone: 703-248-3000
Fax: 703-248-3001
Email: Legal@In-Q-Tel.org

Developer's Representatives:

Chief Executive Officer
Infobionics, Inc.
756 Goodrich Ave.
St. Paul, MN 55105
Phone: 651-221-0965
Fax: 651-221-0965
E-mail: johnbjelland@yahoo.com

[END OF EXHIBIT]

AMENDMENT NO. 1
TO THE DEVELOPMENT AGREEMENT
BETWEEN IN-Q-TEL, INC. AND INFOBIONICS, INC.

This Amendment No. 1 ("Amendment No.1"), dated as of October 18, 2006, is made by and between In-Q-Tel, Inc., a Delaware Corporation ("In-Q-Tel") and Infobionics, Inc., a Minnesota corporation ("Infobionics" or "Developer") and modifies that certain Development Agreement (Sub Contract No. Infobionics 01) dated as of April 21, 2006 ("Development Agreement").

WHEREAS, in the interest of maintaining the schedule set forth in the Statement of Work ("SOW") and because In-Q-Tel is in the process of acquiring the requisite hardware and inasmuch as Infobionics has the existing means to conduct certain performance tests, the parties agree to modify the SOW to allow such tests to be performed at Developer's premises;

NOW THEREFORE, for consideration the receipt and sufficiency of which are hereby acknowledged and pursuant to Section 16 (i) of the Development Agreement, the parties agree that the SOW is amended as set forth below.

Agreement

1. Under Section 2.A (iv)(b), "Second Performance Analysis and Test Results", the sentence,

   "Developer shall support and train as necessary the personnel designated by In-Q-Tel to perform performance tests of the CDBMS software on In-Q-Tel's premises."

   is amended to read

   "Developer shall support and train as necessary the personnel designated by In-Q-Tel to perform performance tests of the CDBMS software on In-Q-Tel's premises or Developer's premises, as directed by In-Q-Tel."

2. Except as explicitly amended herby, the Development Agreement and SOW remain unamended and n full force and effect. In the event of a conflict between the terms and conditions of the Development Agreement and this Amendment No.1, the terms and conditions of this Amendment NO.1 shall prevail.

3. This Amendment No. 1 shall cover work performed prior to its execution.

4. Developer confirms that it is in compliance with its obligations under the Development Agreement.

IN WITNESS WHEREOF, the parties have caused this Amendment No. 1 to the Development Agreement between In-Q-Tel, Inc. and Infobionics, Inc. to be executed by its duly authorized representatives.

IN-Q-TEL, INC.

By: /s/ Scott G. Yancy
Name: Scott G. Yancy
Title: Sr. Executive Officer and CFO

INFOBIONICS, INC.

By: /s/ John I. Bjelland
Name: John I. Bjelland
Title: CEO

Certain provisions designated by [*] have been omitted based on a request for confidential treatment. The non-public provisions have been filed separately with the Commission.

AMENDMENT NO. 2 TO THE DEVELOPMENT AGREEMENT
BETWEEN IN-Q-TEL, INC. AND INFOBIONICS, INC.

This Amendment No. 2 ("Amendment No. 2") dated as of August 1, 2007 is made between In-Q-Tel, Inc. ("In-Q-Tel"), a Delaware corporation and Infobionics, Inc., ("Infobionics" or "Developer") and modifies that certain Development Agreement (Contract No. Infobionics 01) dated as of April 21, 2006. Capitalized terms used herein, unless otherwise defined herein, shall have the meaning ascribed in the Development Agreement.

Background

Pursuant to the Statement of Work ("SOW"), Exhibit 1 to the Development Agreement, Developer agreed to deliver Release 1.0 of CDBMS™, incorporating the Link Cell Extensions Beta Release developed under the Development Agreement ("Beta Release").

Upon development of Beta Release, Developer realized the Intellectual Property ("IP") protection built into Beta Release was inadequate and delivered the Beta Release to In-Q-Tel with the caveat that such Deliverable was not to be distributed to In-Q-Tel's customers without additional IP protection.

Developer requests an extension of time until September 1, 2007 to incorporate adequate IP protection and to deliver the Deliverable to In-Q-Tel and In-Q-Tel consents to such request. The parties further agree to amend the payment schedule and agree that the total fee to be paid by In-Q-Tel of up to $330,000 for the Deliverables and Services to be delivered under the SOW, excluding any Support Hours, remains unchanged.

Agreement

1. In the table in Section 3.B, "Schedule", of the SOW:

a. A new deliverable shall be inserted immediately before the third deliverable from the bottom of the table labeled, "Link Cell Extensions Beta Release [*] Demonstration" as follows:

Deliverable	Delivery Date	Invoiceable Upon Deliverable Acceptance (where applicable)
Link Cell Extensions Beta Releases	September 1, 2007	$55,000

b. In the deliverable labeled "Link Cell Extensions Beta Release [*] Demonstration" in the column labeled "Invoicable upon Deliverable Acceptance" replace the amount of "$55,000" with the phrase "No payment".

2. Except as explicitly amended hereby, the Development Agreement, as previously amended, remains in full force and effect. IN the event of a conflict between the terms and conditions of the Development Agreement and this Amendment No. 2, the terms and conditions of this Amendment No. 2 shall prevail.

3. Developer confirms that it is in compliance with its obligations under the Development Agreement.

IN WITNESS WHEREOF, the parties' duly authorized representatives have executed this Amendment No. 2 to the Development Agreement.

Certain provisions designated by [*] have been omitted based on a request for confidential treatment. The non-public provisions have been filed separately with the Commission.

IN-Q-TEL, INC.	**INFOBIONICS, INC.**
By: /s/ Troy M. Pearsall	By: /s/ John I. Bjelland
Name: Troy M. Pearsall	Name: John I. Bjelland
Title: EVP, Technology	Title: CEO

Certain provisions designated by [*] have been omitted based on a request for confidential treatment. The non-public provisions have been filed separately with the Commission.